UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 24, 2012

QLT Inc.

(Exact Name of Registrant as specified in its charter)

British Columbia, Canada	000-17082	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

887 Great Northern Way, Suite 101, Vancouver, B.C.

Canada, V5T 4T5

(Address of principal executive offices)

Registrant’s telephone number, including area code: (604) 707-7000

Not Applicable

(Registrant’s name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 24, 2012, QLT Inc. (the “Company”) and Mati Therapeutics Inc. (“Mati”) entered into an exclusive Option Agreement (the “Agreement”) pursuant to which the Company granted Mati a 90-day option to acquire assets related to the Company’s punctal plug delivery system (“PPDS”) technology (the “Technology”) in exchange for $500,000. The option may be extended by Mati for up to three successive 30-day periods upon payment of an additional $100,000 for each extension. Should Mati exercise the option, QLT and Mati will enter into an asset purchase agreement and, subject to the satisfaction of the conditions to closing contained therein, QLT will be entitled to a closing payment of $750,000, potential payments upon the satisfaction of certain product development and commercialization milestones that could reach $19.5 million (or exceed that amount if more than two products are commercialized), a low single digit royalty on world-wide net sales of all products using or developed from the Technology and a fee on payments received by Mati in respect of the Technology other than net sales.

The Agreement also contains standard representations and warranties made by the parties, covenants applicable to the parties during the option period, and mutual indemnification obligations for breaches of representations, warranties, covenants and agreements contained in the Agreement.

A copy of the Agreement is attached as Exhibits 10.68 to this Current Report on Form 8-K. The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is incorporated by reference herein. The Company has sought confidential treatment for certain terms of the Agreement.

Item 2.01. Completion of Acquisition or Disposition of Assets.

All information required under Item 2.01 is incorporated herein by reference to Item 1.01.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Number	Description

10.68	Option Agreement between the Company and Mati Therapeutics Inc., dated December 24, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QLT INC.

By:	/s/ Sukhi Jagpal
Name:	Sukhi Jagpal
Title:	Interim Chief Financial Officer

Date: December 31, 2012